Exhibit 10.24

to Form 10-Q for the Quarterly Period Ended March 31, 2012

WAIVER OF NOTICE DATE

This Waiver of Notice Date is dated and effective this April 3, 2012 (“Effective Date”), by and between Gary J. Novinskie, an individual whose address is 705 Clover Ridge Drive, West Chester, Pennsylvania 19380 (“Novinskie”) and Daleco Resources Corporation (“Daleco”) (collectively the “Parties”) with respect to the Employment Agreement between Daleco, as the employer, and Novinskie, as the employee, originally dated November 30, 2001 (but effective October 1, 2001) (“Employment Agreement”) as such Employment Agreement has been modified, extended, and amended from time to time.

Exclusively for the purposes of the renewal date of the Employment Agreement which would occur automatically on October 1, 2012, Novinskie and Daleco hereby absolutely waive and relinquish the following 180 day prior written notice provision of the second sentence of Paragraph 3(a) of the Employment Agreement:

“After the expiration of the Initial Term and subject to the termination provisions set forth herein, this Agreement will automatically be extended for successive two (2) year terms, provided that neither party has given written notice to the other of his/its intent not to renew not less than 180 days prior to the respective renewal date.”

In lieu of such 180 day prior written notice provision, the parties agree that the Employment Agreement will be automatically renewed on October 1, 2012, unless either of the Parties, i.e., Daleco or Novinskie, gives written notice to the other not later than July 31, 2012, of his/its intent not to renew the Employment Agreement.

IN WITNESS WHEREOF, the Parties have placed their hands and seals as of the Effective Date.

EMPLOYER:	DALECO RESOURCES CORPORATION

/s/ Richard W. Blackstone	/s/ Gary J. Novinskie
Richard W. Blackstone, VP & Assistant Secretary	Gary J. Novinskie, President

EMPLOYEE:	/s/ Gary J. Novinskie
Gary J. Novinskie, Individually